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                                                                      EXHIBIT 11


                   ELCOM INTERNATIONAL, INC. AND SUBSIDIARIES

                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                              Three Months Ended              Six Months Ended
                                                                   June 30,                       June 30,
                                                           ------------------------       ------------------------
                                                             1995            1996           1995            1996
                                                           --------        --------       --------        --------
Net Income (Loss)                                          $   (591)       $  1,152       $ (1,171)       $  2,276
                                                           ========        ========       ========        ========

Weighted Average Common Stock and Common
     Equivalent Shares Outstanding During the Period         15,557          26,363         14,736          26,192
Dilutive Effect of Common Equivalent Shares (1)               1,866           3,716          1,866           3,412
                                                           --------        ========       ========        --------
Weighted Average Common Shares Outstanding                   17,423          30,079         16,602          29,604
                                                           ========        ========       ========        ========


Net Income (Loss) Per Share                                $   (.03)       $    .04       $   (.07)       $    .08
                                                           ========        ========       ========        ========


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(1)  Pursuant to Securities and Exchange Staff Accounting Bulletin No. 83, stock options issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding a company's initial public offering have been included as outstanding for the 1995 periods presented. The dilutive effect of the common and common equivalent shares were computed in accordance with the treasury stock method in the periods presented.